Exhibit 99.1

Bumble Inc. Announces Fourth Quarter and Full Year 2020 Results

Fourth Quarter Revenue Increased 31% to $165.6 million

Bumble App Fourth Quarter Revenue Increased 47% to $105.8 million

Badoo App and Other Fourth Quarter Revenue Increased 10% to $59.8 million

Fourth Quarter Total Paying Users* Increased 32% to 2.7 million

Austin, Texas (March 10, 2021) - Bumble Inc. (NASDAQ: BMBL), the parent company of Bumble and Badoo, today reported financial results for the fourth quarter and full year ended December 31, 2020.

“We are committed to our mission, our customers and to advancing the business, which fueled our strong fourth quarter and full year 2020 results,” said Whitney Wolfe Herd, Founder and CEO of Bumble. “Our significant increase in revenue and paying users is a direct result of our team’s dedication and remarkable agility during a challenging pandemic. Looking ahead, we remain focused on driving scale, investing in our users and expanding internationally. Our IPO was a pivotal milestone, but we are just getting started and are excited for the next chapter of our journey.”

Full year 2020 revenue increased to $582.2 million from $488.9 million in 2019.  Full year revenue was comprised of $40.0 million for the period from January 1, 2020 to January 28, 2020 and $542.2 million for the period from January 29, 2020 to December 31, 2020.  Full year 2020 Total Paying Users increased 22% year over year to 2.5 million.

Fourth Quarter 2020 Operational and Financial Results:

(All comparisons relative to the Fourth Quarter 2019)

•	Revenue increased 31.1% to $165.6 million, compared to $126.3 million. Bumble app revenue increased 46.6% to $105.8 million and Badoo app and other revenue increased 10.5% to $59.8 million.
•	Total Paying Users increased 32.5% to 2.7 million, compared to 2.0 million.
•	Total ARPPU was $20.02, compared to $19.99.
•	Net loss was $(26.1) million, or (15.7)% of revenue, compared to net earnings of $17.2 million, or 13.6% of revenue.
•	Adjusted EBITDA was $44.1 million, or 26.6% of revenue, compared to $21.9 million, or 17.3% of revenue.

Full Year 2020 Operational and Financial Results:

(All comparisons relative to the Full Year 2019)

•	Revenue was $542.2 million for the period from January 29, 2020 to December 31, 2020 and $40.0 million for the period from January 1, 2020 to January 28, 2020, compared to $488.9 million.
•	Bumble App Revenue was $337.2 million for the period from January 29, 2020 to December 31, 2020 and $23.3 million for the period from January 1, 2020 to January 28, 2020, compared to $275.5 million.
•

Badoo App and Other Revenue was $205.0 million for the period from January 29, 2020 to December 31, 2020 and $16.7 million for the period from January 1, 2020 to January 28, 2020, compared to $213.4 million.

•	Total Paying Users increased 22.2% to 2.5 million, compared to 2.1 million.
•	Total ARPPU was $18.89, compared to $19.22.

•

Net (loss) earnings was $(110.2) million, or (20.3)% of revenue, for the period from January 29, 2020 to December 31, 2020 and $(32.6) million, or (81.4)% of revenue, for the period from January 1, 2020 to January 28, 2020, compared to $85.8 million, or 17.6% of revenue.

•

Adjusted EBITDA was $143.1 million, or 26.4% of revenue, for the period from January 29, 2020 to December 31, 2020 and $9.4 million, or 23.4% of revenue, for the period from January 1, 2020 to January 28, 2020, compared to $101.8 million, or 20.8% of revenue.

“During the fourth quarter, we demonstrated our ability to continue to scale the business and rapidly adapt to the pandemic, while expanding Adjusted EBITDA,” added Anu Subramanian, CFO of Bumble. “Looking ahead, we believe we are well positioned to drive growth in users and capitalize on our significant market opportunity.”

*Please see Definitions section below for the definition of “Paying Users”

Key Operating Metrics:

(in thousands, except ARPPU)	Quarter Ended December 31, 2020	Quarter Ended December 31, 2019
Bumble App Paying Users	1,268.7	890.6
Badoo App and Other Paying Users	1,424.6	1,142.9
Total Paying Users	2,693.3	2,033.5
Bumble App Average Revenue per Paying User	$27.79	$27.00
Badoo App and Other Average Revenue per Paying User	$13.10	$14.52
Total Average Revenue per Paying User	$20.02	$19.99

Financial Outlook:

Bumble anticipates Revenue and Adjusted EBITDA for the quarter ending March 31, 2021 and year ending December 31, 2021 to be:

First quarter 2021:

•	Revenue in the range of $163 to $165 million
•	Adjusted EBITDA in the range of $41 to $42 million.

Full year 2021:

•	Revenue in the range of $716 to $726 million
•	Adjusted EBITDA in the range of $173 to $178 million.

Actual results may differ materially from Bumble’s Financial Outlook as a result of, among other things, the factors described under “Forward-Looking Statements” below.

With regards to the Non-GAAP Adjusted EBITDA outlook provided above, a reconciliation to GAAP net earnings (loss) has not been provided as the quantification of certain items included in the calculation of GAAP net earnings (loss) cannot be calculated or predicted at this time without unreasonable efforts. For example, the non-GAAP adjustment for stock-based compensation expense requires additional inputs such as number of shares granted and market price that are not currently ascertainable, and the non-GAAP adjustment for certain legal, tax and regulatory reserves and expenses depends on the timing and magnitude of these expenses and cannot be accurately forecasted. For the same reasons, the Company is unable to address the probable significance of the unavailable information, which could have a potentially unpredictable, and potentially significant, impact on its future GAAP financial results.

Conference Call and Webcast Information

Bumble will host a conference call and live webcast to discuss its fourth quarter and full year 2020 financial results at 4:30 p.m. Eastern Time today, March 10, 2021. To listen to the live conference call, please dial toll free (833) 362-0206 or (914) 987-7675, access code 1162237, approximately 10 minutes prior to the start of the call. A webcast of the call and other information related to the call will be accessible on the Investors section of the Company’s website at https://ir.bumble.com. A webcast replay will be available approximately two hours after the conclusion of the live event.

Definitions

Bumble App Average Revenue per Paying User is calculated based on Bumble App Revenue in any measurement period, divided by Bumble App Paying Users in such period divided by the number of months in the period.

Bumble App Paying User is a user that has purchased or renewed a Bumble subscription plan and/or made an in-app purchase on the Bumble app in a given month. We calculate Bumble App Paying Users as a monthly average, by counting the number of Bumble App Paying Users in each month and then dividing by the number of months in the relevant measurement period.

Badoo App and Other Average Revenue per Paying User is calculated based on Badoo App and Other Revenue in any measurement period, excluding any revenue generated from advertising and partnerships or affiliates, divided by Badoo App and Other Paying Users in such period divided by the number of months in the period.

Badoo App and Other Paying User is a user that has purchased or renewed a subscription plan and/or made an in-app purchase on the Badoo app in a given month (or made a purchase on one of our other apps that we owned and operated in a given month, or purchase on other third-party apps that used our technology in the relevant period). We calculate Badoo App and Other Paying Users as a monthly average, by counting the number of Badoo App and Other Paying Users in each month and then dividing by the number of months in the relevant measurement period.

Predecessor refers to Worldwide Vision Limited and its consolidated subsidiaries.  Worldwide Vision Limited operated the trade of Bumble Inc. prior to the consummation of the acquisition (the “Sponsor Acquisition”) on January 29, 2020 of a majority stake in Worldwide Vision Limited by a group of investment funds managed by The Blackstone Group Inc.

Successor refers to Buzz Holdings L.P. and its consolidated subsidiaries.  Buzz Holdings L.P. was formed primarily as a vehicle to finance the Sponsor Acquisition. Following completion of the initial public offering on February 16, 2021, Bumble Inc. is now the holding company of the group.

Non-GAAP Financial Measures

We report our financial results in accordance with GAAP, however, management believes that certain non-GAAP financial measures provide users of our financial information with useful supplemental information that enables a better comparison of our performance across periods. These measures include: Adjusted EBITDA, Adjusted EBITDA Margin, Free Cash Flow and Free Cash Flow Conversion. We believe Adjusted EBITDA and Adjusted EBITDA Margin provide visibility to the underlying continuing operating performance by excluding the impact of certain expenses, including income tax provision, interest (income) expense, depreciation and amortization, stock-based compensation expense, foreign exchange loss (gain), changes in fair value of contingent earn-out liability and interest rate swaps, transaction costs and one-time litigation costs, as management does not believe these expenses are representative of our core earnings. In addition to Adjusted EBITDA and Adjusted EBITDA Margin, we believe Free Cash Flow and Free Cash Flow Conversion provide useful information regarding how cash provided by operating activities compares to the capital expenditures required to maintain and grow our business, and our available liquidity, after funding such capital expenditures, to service our debt, fund strategic initiatives and strengthen our balance sheet, as well as our ability to convert our earnings to cash. Additionally, we believe such metrics are widely used by investors, securities analysis, ratings agencies and other parties in evaluating liquidity and debt-service capabilities.

We calculate Free Cash Flow and Free Cash Flow Conversion using methodologies that we believe can provide useful supplemental information to help investors better understand underlying trends in our business.

Our non-GAAP financial measures may not be comparable to similarly titled measures used by other companies, have limitations as analytical tools and should not be considered in isolation, or as substitutes for analysis of our operating results as reported under GAAP. Additionally, we do not consider our non-GAAP financial measures as superior to, or a substitute for, the equivalent measures calculated and presented in accordance with GAAP.

Adjusted Earnings before Interest, Taxes, Depreciation and Amortization (“Adjusted EBITDA”) is defined as net earnings (loss) excluding income tax (benefit) provision, interest expense (income), depreciation and amortization, stock-based compensation expense, foreign exchange loss (gain), changes in fair value of contingent earn-out liability, changes in fair value of interest rate swaps, transaction costs and one-time litigation costs.

Adjusted EBITDA Margin represents Adjusted EBITDA as a percentage of revenue.

Free Cash Flow is defined as net cash provided by (used in) operating activities less capital expenditures.

Free Cash Flow Conversion represents Free Cash Flow as a percentage of Adjusted EBITDA.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements include without limitation statements reflecting our current views with respect to, among other things, our operations, our financial performance and our industry and other non-historical statements, including without limitation the statements in the “Financial Outlook” section of this press release.  In some cases, you can identify these forward-looking statements by the use of words such as “outlook,” “believe(s),” “expect(s),” “potential,” “continue(s),” “may,” “will,” “should,” “could,” “would,” “seek(s),” “predict(s),” “intend(s),” “trends,” “plan(s),” “estimate(s),” “anticipates,” “projection,” “will likely result” and or the negative version of these words or other comparable words of a future or forward-looking nature. Such forward-looking statements are subject to various risks and uncertainties.  Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements.  These factors include, but are not limited to, the following:

•	our ability to retain existing users or attract new users and to convert users to paying users
•	competition and changes in the competitive landscape of our market
•	our ability to distribute our dating products through third parties, such as Apple App Store or Google Play Store, and offset related fees
•	the impact of data security breaches or cyber attacks on our systems and the costs of remediation related to any such incidents
•	the continued development and upgrading of our technology platform and our ability to adapt to rapid technological developments and changes in a timely and cost-effective manner
•

our ability to obtain, maintain, protect and enforce intellectual property rights and successfully defend against claims of infringement, misappropriation or other violations of third-party intellectual property

•	our ability to comply with complex and evolving U.S. and international laws and regulations relating to our business, including data privacy laws
•	foreign currency exchange rate fluctuations
•	risks relating to certain of our international operations, including successful expansion into new markets
•	Affiliates of The Blackstone Group Inc.’s (“Blackstone”) and our Founder’s control of us
•	the outsized voting rights of affiliates of Blackstone and our Founder

•	the inability to attract hire and retain a highly qualified and diverse workforce, or maintain our corporate culture
•

changes in business or macroeconomic conditions, including the impact of the Coronavirus Disease 2019 (“COVID-19”) (and other widespread health emergencies or pandemics) and measures taken in response, lower consumer confidence in our business or in the online dating industry generally, recessionary conditions, increased unemployment rates, stagnant or declining wages, political unrest, armed conflicts or natural disasters

For additional information on these and other factors that could cause Bumble’s actual results to differ materially from expected results, please see our prospectus, dated February 10, 2021, filed with the Securities and Exchange Commission (the “SEC”) pursuant to Rule 424(b)(4) of the Securities Act of 1933, as amended, on February 12, 2021, as such factors may be updated from time to time in our periodic filings with the SEC, which are accessible on the SEC’s website at www.sec.gov.  The forward-looking statements included in this press release are made only as of the date of this press release, and we undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law.

About Bumble

Bumble Inc. is the parent company of Badoo and Bumble, two of the world’s highest-grossing dating apps with millions of users worldwide. The Bumble platform enables people to connect and build equitable and healthy relationships. Founded by CEO Whitney Wolfe Herd in 2014, the Bumble app is one of the first dating apps built with women at the center, and the Badoo app, which was founded in 2006, is one of the pioneers of web and mobile dating products. Bumble currently employs over 700 people in offices in Austin, Barcelona, London, and Moscow.

For more information about Bumble, please visit bumble.com and follow @Bumble on social platforms.

Source: Bumble Inc.

Investor Contact

ir@team.bumble.com

Media Contact

press@team.bumble.com

Buzz Holdings L.P.

Consolidated Balance Sheets

(in thousands, except par value amounts)

	Successor	Predecessor
	December 31, 2020	December 31, 2019
ASSETS
Cash and cash equivalents	$128,029	$57,449
Accounts receivable	41,595	34,234
Loans to related companies	—	42,043
Other current assets	81,387	36,106
Total current assets	251,011	169,832
Right-of-use assets	11,711	16,291
Lease receivable	1,069	1,011
Property and equipment, net	16,833	14,033
Goodwill	1,540,915	—
Intangible assets, net	1,812,410	1,241
Deferred tax assets, net	—	7,055
Other noncurrent assets	3,319	835
Total assets	$3,637,268	$210,298
LIABILITIES AND BUZZ HOLDINGS L.P. OWNERS’ / WORLDWIDE VISION LIMITED SHAREHOLDERS’ EQUITY
Accounts payable	$23,741	$8,066
Deferred revenue	31,269	24,749
Accrued expenses and other current liabilities	180,986	88,649
Current portion of long-term debt, net	5,338	—
Total current liabilities	241,334	121,464
Long-term debt, net	820,876	—
Deferred tax liabilities	428,087	—
Other liabilities	62,190	59,152
Total liabilities	$1,552,487	$180,616
Commitments and contingencies
Buzz Holdings L.P. owners’ / Worldwide Vision Limited shareholders’ equity:
Limited Partners’ interest (2,453,785 Class A units and 153,274 Class B units issued and outstanding as of December 31, 2020)	1,903,121	—
Issued share capital ($0.0001 par value; 126,424 shares authorized; 108,431 shares issued and outstanding as of December 31, 2019)	—	11
Additional paid-in capital	—	3,449
Accumulated other comprehensive income	180,852	644
Treasury stock (6,940 shares as of December 31, 2019)	—	(3,788)
Retained earnings	—	23,352
Total Buzz Holdings L.P. owners’ / Worldwide Vision Limited shareholders’ equity	2,083,973	23,668
Noncontrolling interests	808	6,014
Total owners’ / shareholders’ equity	2,084,781	29,682
Total liabilities and owners’ / shareholders’ equity	$3,637,268	$210,298

Buzz Holdings L.P.

Consolidated Statements of Operations

(in thousands, except per unit data)

	Successor	Predecessor	Successor	Predecessor
	Quarter Ended December 31, 2020	Quarter Ended December 31, 2019	Period from January 29, through December 31, 2020	Period from January 1, through January 28, 2020	Year Ended December 31, 2019
Revenue	$165,605	$126,301	$542,192	$39,990	$488,940
Operating costs and expenses:
Cost of revenue	44,612	34,713	146,629	10,790	139,767
Selling and marketing expense	48,077	40,561	152,588	11,157	142,902
General and administrative expense	50,495	19,706	178,615	44,907	67,079
Product development expense	17,079	10,195	46,994	4,087	39,205
Depreciation and amortization expense	25,996	1,831	91,767	408	6,734
Total operating costs and expenses	186,259	107,006	616,593	71,349	395,687
Operating (loss) income	(20,654)	19,295	(74,401)	(31,359)	93,253
Interest (expense) income	(7,430)	156	(22,134)	50	202
Other expense, net	(8,999)	(1,989)	(5,525)	(882)	(1,473)
(Loss) earnings before tax	(37,083)	17,462	(102,060)	(32,191)	91,982
Income tax benefit (provision)	11,017	(250)	(8,126)	(365)	(6,138)
Net (loss) earnings	(26,066)	17,212	(110,186)	(32,556)	85,844
Net earnings attributable to noncontrolling interests	908	5,111	808	1,917	19,698
Net (loss) earnings attributable to Buzz Holdings L.P. owners / Worldwide Vision Limited shareholders	$(26,974)	$12,101	$(110,994)	$(34,473)	$66,146
Net loss per unit attributable to Buzz Holdings L.P. owners
Basic loss per unit	$(0.01)	—	$(0.05)	—	—
Diluted loss per unit	$(0.01)	—	$(0.05)	—	—

Buzz Holdings L.P.

Consolidated Statements of Cash Flows

(in thousands)

	Successor	Predecessor	Successor	Predecessor
	Quarter Ended December 31, 2020	Quarter Ended December 31, 2019	Period from January 29, through December 31, 2020	Period from January 1, through January 28, 2020	Year Ended December 31, 2019
Cash flows from operating activities:
Net (loss) earnings	$(26,066)	$17,212	$(110,186)	$(32,556)	$85,844
Adjustments to reconcile net (loss) earnings to net cash provided by (used in) operating activities:
Depreciation and amortization	25,996	1,831	91,767	408	6,734
Change in fair value of interest swap	(242)	—	1,586	—	—
Change in fair value of contingent consideration	8,700	—	27,800	—	—
Non-cash lease expense	442	666	(109)	(226)	952
Deferred income tax	(22,935)	201	(789)	26	201
Stock-based compensation expense	14,350	1,080	27,468	4,156	2,160
Net foreign exchange difference	1,965	600	6,945	(198)	600
Research and development tax credit	(307)	(593)	(1,211)	—	(2,374)
Other, net	169	221	3,604	31	201
Changes in assets and liabilities:
Accounts receivable	19,933	15,192	10,737	(17,599)	(5,971)
Other current assets	(23,261)	(24,802)	(46,949)	(2,175)	(21,144)
Accounts payable	9,649	(1,556)	2,970	12,984	(252)
Deferred revenue	1,479	287	22,169	289	1,360
Legal liabilities	(5,249)	(268)	(18,374)	(521)	(1,811)
Accrued expenses and other current liabilities	50,576	20,357	38,806	32,075	34,523
Other liabilities	21	369	27	—	369
Net cash provided by (used in) operating activities	55,220	30,797	56,261	(3,306)	101,392
Cash flows from investing activities:
Capital expenditures	(4,853)	(3,337)	(10,632)	(1,045)	(9,674)
Acquisition of business, net of cash acquired	(36,444)	—	(2,837,706)	—	—
Other, net	(1,866)	25	(2,313)	16	(1,722)
Net cash used in investing activities	(43,163)	(3,312)	(2,850,651)	(1,029)	(11,396)
Cash flows from financing activities:
Proceeds from repayments of loans to related companies	—	—	41,929	—	—
Debt issuance costs	(4,824)	—	(21,105)	—	—
Limited Partners’ interest	25,626	—	2,360,412	—	—
Proceeds from term loan	275,000	—	850,000	—	—
Repayment of term loan	(2,125)	—	(5,000)	—	—
Issuance of loans	—	(41,965)	—	—	(41,965)
Proceeds from issuance of shares	—	104	—	—	104
Dividends paid	(360,000)	—	(360,000)	—	(23,359)
Other, net	—	24	—	—	24
Net cash (used in) provided by financing activities	(66,323)	(41,837)	2,866,236	—	(65,196)
Effects of exchange rate changes on cash and cash equivalents	6,199	(1,151)	2,513	813	(640)
Net (decrease) increase in cash and cash equivalents and restricted cash	(48,067)	(15,503)	74,359	(3,522)	24,160
Cash and cash equivalents and restricted cash, beginning of the period	176,353	72,952	53,927	57,449	33,289
Cash and cash equivalents and restricted cash, end of the period	$128,286	$57,449	$128,286	$53,927	$57,449
Less restricted cash	257	—	257	—	—
Cash and cash equivalents, end of the period	$128,029	$57,449	$128,029	$53,927	$57,449

Reconciliation of GAAP to NON-GAAP Measures

Reconciliation of Net (Loss) Earnings to Adjusted EBITDA

	Successor	Predecessor	Successor	Predecessor
(in thousands, except percentages)	Quarter Ended December 31, 2020	Quarter Ended December 31, 2019	Period from January 29, through December 31, 2020	Period from January 1, through January 28, 2020	Year Ended December 31, 2019
Net (loss) earnings	$(26,066)	$17,212	$(110,186)	$(32,556)	$85,844
Add back:
Income tax (benefit) provision	(11,017)	250	8,126	365	6,138
Interest expense (income)	7,430	(156)	22,134	(50)	(202)
Depreciation and amortization	25,996	1,831	91,767	408	6,734
Stock-based compensation expense	14,350	1,080	27,468	336	2,160
Litigation costs (recoveries), net of insurance proceeds(1)	1,357	—	(6,008)	—	—
Foreign exchange loss (2)	9,212	1,654	14,133	523	1,160
Changes in fair value of interest rate swaps(3)	(242)	—	1,586	—	—
Transaction costs(4)	14,403	—	66,251	40,345	—
Changes in fair value of contingent earn-out liability	8,700	—	27,800	—	—
Adjusted EBITDA	$44,123	$21,871	$143,071	$9,371	$101,834
Net (loss) earnings margin	(15.7)%	13.6%	(20.3)%	(81.4)%	17.6%
Adjusted EBITDA Margin	26.6%	17.3%	26.4%	23.4%	20.8%

(1)

Represents certain litigation costs and insurance proceeds associated with pending litigations or settlements of litigation. For additional information, refer to Note 17, Commitments and Contingencies, within the audited consolidated financial statements and Item 3. Legal Proceedings in our Annual Report on Form 10-K for the year ended December 31, 2020.

(2)	Represents foreign exchange loss due to foreign currency transactions.
(3)	Represents fair value (gain) or loss on interest rate swaps.
(4)	Represents transaction costs and professional service fees related to the Sponsor Acquisition and the initial public offering.

Reconciliation of Net Cash Provided By (Used In) Operating Activities to Free Cash Flow

	Successor	Predecessor	Successor	Predecessor
(in thousands, except percentages)	Quarter Ended December 31, 2020	Quarter Ended December 31, 2019	Period from January 29, through December 31, 2020	Period from January 1, through January 28, 2020	Year Ended December 31, 2019
Net cash provided by (used in) operating activities	$55,220	$30,797	$56,261	$(3,306)	$101,392
Less:
Capital expenditures	(4,853)	(3,337)	(10,632)	(1,045)	(9,674)
Free Cash Flow	$50,367	$27,460	$45,629	$(4,351)	$91,718
Operating Cash Flow Conversion(1)	(211.8)%	178.9%	(51.1)%	10.2%	118.1%
Free Cash Flow Conversion	114.2%	125.6%	31.9%	(46.4)%	90.1%

(1)	Operating Cash Flow Conversion is calculated based on net cash provided by (used in) operating activities as a percentage of net earnings (loss) in any measurement period.